Exhibit 99.1

BI-OPTIC VENTURES INC.

#1518 – 1030 WEST GEORGIA STREET

VANCOUVER, British Columbia, Canada  V6E 2Y3

Telephone: 604-689-2646

Facsimile: 604-689-1289

June 18, 2008

Trading Symbol: TSX = BOV.H

                OTC = BOVKF

PRIVATE PLACEMENT

Bi-Optic Ventures Inc. (the “Company”) wishes to announce that, it has agreed to a non-brokered private placement of up to 4,500,000 units at a price of $0.11 per unit.  Each unit will consist of one common share and one non-transferable share purchase warrant.

Each warrant will entitle the holder thereof to purchase an additional common share in the capital of the Company at a price of $0.14 for a period of one year from the date of closing.  A 7% finder’s fee payable in cash will be paid to arm’s length parties on a portion of this private placement.

The Company intends to use the proceeds from this placement for the settlement of debts and for general working capital purposes.

The above transaction will be subject to regulatory approval.

On behalf of the Board of Directors of Bi-Optic Ventures Inc.

“Harry Chew”

Harry Chew

President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this news release.